Exhibit 10.1

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT, entered into as of the 24th day of July 2001, by and between Rural Cellular Corporation (“RCC” or “Company”) and Richard P. Ekstrand (the “Employee”).

WHEREAS, the Company and the Employee have heretofore entered into an Employment Agreement dated as of January 22, 1999, which was amended effective January 1, 2001 (as amended, the “Employment Agreement”), which Employment Agreement is now in full force and effect; and

WHEREAS, the Employment Agreement provides certain protections for the Employee in the event of a change in control of the Company; and

WHEREAS, the Company’s Board of Directors has determined it is appropriate, and in the best interests of the Company and its shareholders, to improve the protections provided to the Employee in the event of a change in control, and to thereby reinforce and encourage his continued attention and dedication to his assigned duties despite any distractions arising from the possibility of a change in control;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Company and the Employee agree as follows:

1.                                                Section 11 of the Employment Agreement is hereby amended to add the following:

(g)                In the event that payment is required to be made to the Employee under this Section 11, in addition to the payments set forth in Sections 11(b) and 11(d), and for a period of 18 months following the date of Employee’s termination of employment:

(i)                the Employee shall be entitled to continue to participate in the Company’s disability plan on the same basis as the Employee participated immediately prior to Employee’s termination of employment (or shall receive equivalent benefits);

(ii)                the Company shall reimburse the Employee for that portion of the Employee’s premium cost for continued coverage under the Company’s group medical and dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) that exceeds the premiums that were payable by the Employee for coverage under such plans prior to his termination of employment;

(iii)                the Company shall reimburse the Employee for that portion of the Employee’s premium cost for continued coverage under the Company’s group life insurance plan pursuant to Minn. Stat. §61A.092 that exceeds the premiums that were payable by the Employee for coverage under such plan prior to his termination of employment; and

(iv)                the Company shall make additional payments to the Employee in amounts equal to the tax liabilities (including federal, state and local taxes and any interest and penalties with respect thereto) incurred by the Employee with respect to the payments described in (ii) and (iii) above, plus additional amounts sufficient to permit the Employee to retain a net amount after all taxes (including penalties and interest) equal to the initial tax liabilities incurred by the Employee with respect to the payments described in (ii) and (iii).

In the event that Employee obtains substantially equivalent coverage or benefits from another source, the Company’s obligation under this Section 11(g) shall terminate.

2.                                                Except to the extent specifically amended by this Amendment, the Employment Agreement shall continue in full force and effect.

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ATTEST		RURAL CELLULAR CORPORATION

By	/s/ Wesley E. Schultz	By	/s/ Ann K. Newhall
	Assistant Secretary		Secretary

WITNESS

	/s/ Nancy A. Gilbertson		/s/ Richard P. Ekstrand
Richard P. Ekstrand